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                                                                     Exhibit 23


                           INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Metris Companies Inc.:

     We consent to the incorporation by reference in Registration Statement No. 333-42529 and Registration Statement No. 333-42961, on Form S-8 of Metris Companies Inc. of our report dated January 21, 1998 relating to the consolidated balance sheets of Metris Companies Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Metris Companies Inc.

                                             /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 20, 1998